Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of  our report dated May 29, 2020, except for Notes 1, 2, 3, 11 and 18, as to which the date is February 9, 2021, with respect to the consolidated financial statements and schedule of STERIS plc included in its Current Report on Form 8-K dated February 9, 2021, and our report dated May 29, 2020, with respect to the effectiveness of internal control over financial reporting of STERIS plc (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) included in its Annual Report (Form 10-K) for the year ended March 31, 2020, both filed with the Securities and Exchange Commission, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-253799) and related Prospectus of STERIS plc for the registration of its ordinary shares.

/s/ Ernst & Young LLP
Cleveland, Ohio
June 1, 2021